EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Kenneth K. Rieth, CEO
          Peter Canepa, CFO
          Riviera Tool Company, 616.698.2100
          or
          Investor Inquires:  Jeff Lambert, 616.233.0500


                  RIVIERA TOOL SECURES $13.2 MILLION FINANCING
                                WITH LAURUS FUNDS

GRAND RAPIDS, Mich., May 18, 2005 -Riviera Tool Co. (AMEX:RTC) announced today that is has secured a $13.2 million financing facility with Laurus Master Fund, Ltd. ("Laurus Funds"), a New York based Institutional equity fund that specializes in making direct investments in small to mid cap public companies.

The secured financing consists of a $10.0 million revolving line of credit and a $3.2 million term note. Both components of this financing facility have fixed price conversion provisions at a premium to the current market price and provides the Company a reduction in the interest rate it pays for borrowed funds. Use of proceeds from this financing will primarily be used for working capital purposes and to finance current and future growth of the Company's long-term contracts in addition to repaying in full its senior lender and $3 million of subordinated debt. Specific details of this transaction may be found in the Company's Form 8-K filed with the Securities and Exchange Commission.

"We are very pleased to have secured this financing facility which will support the Company's current and future growth," said Kenneth K. Rieth, president and chief executive officer of Riviera Tool. "This financing together with the recently announced financing arrangement with a large Asian automaker to support subcontracting work to low-cost Asian die manufactures will assist the Company in being globally competitive for both domestic and international tooling contracts."

Rieth said that the level of quoting activity remains strong and contract retention has increased significantly over the past several months. He further noted that the Company's investments and ongoing commitment in leading design and manufacturing technologies continue to be a contributing factor in the Company's improving gross margin. "The Company is uniquely positioned from both a financial and technological perspective to successfully leverage the numerous global opportunities available in the Company's rapidly changing markets."

ABOUT RIVIERA TOOL: Riviera Tool Co. (www.rivieratool.com) designs, develops and manufactures large-scale, custom metal stamping die systems used in the high-speed production of sheet metal parts and assemblies for the global automotive industry. A majority of Riviera's sales are to

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DaimlerChrysler, General Motors Corp., Ford Motor Co., foreign-domestic automobile OEM's and their Tier One Suppliers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors.

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